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Exhibit 5

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

August 22, 2003

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610

Re:	Penn National Gaming, Inc. 2003 Long Term Incentive Compensation Plan— Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Penn National Gaming, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 6,000,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), issuable under the Penn National Gaming, Inc. 2003 Long Term Incentive Compensation Plan (the "Plan") pursuant to awards ("Awards") of Restricted Stock, Performance Shares, Restricted Stock Units or Cash Value Awards (as such terms are defined in the Plan) under the Plan or upon the exercise of Options, Performance Accelerated Stock Options or Stock Appreciation Rights (as such terms are defined in the Plan) granted under the Plan or Other Market-Based Awards and Other Performance-Based Awards (as defined in the Plan) which may have such terms as determined by the Committee under the Plan.

        In rendering our opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

        The opinion expressed below is based on the assumption that a Registration Statement on Form S-8 with respect to the Shares will have been filed by the Company with the Securities and Exchange Commission and will have become effective before any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plan and will receive a prospectus containing all the information required by Part I of the Registration Statement on Form S-8 before acquiring such Shares.

        Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to Awards granted under the Plan (including, where applicable, the payment of any exercise price and the satisfaction of any vesting restrictions) in accordance with the terms and conditions thereof, will be legally issued, fully paid and non-assessable.

        This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

        This opinion is limited to the Federal law of the United States of America and the laws of the Commonwealth of Pennsylvania.

        We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.

Very truly yours,
/s/ Ballard Spahr Andrews & Ingersoll, LLP

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  Exhibit 5